Exhibit 8.2

[Letterhead of McDermott Will & Emery LLP]

January 7, 2016

Meredith Corporation

1716 Locust Street
Des Moines, IA 50309-3023

Ladies and Gentlemen:

We have acted as tax counsel to Meredith Corporation (“Marigold”), an Iowa corporation, in connection with the Mergers, as defined in the Agreement and Plan of Merger dated as of September 7, 2015, and as amended from time to time (the “Merger Agreement”), by and among Media General, Inc. (“Montage”), a Virginia corporation, Montage New Holdco, Inc. (“New Holdco”), a Virginia corporation and a direct, wholly owned subsidiary of Montage, Montage Merger Sub 1, Inc. (“Merger Sub 1”), a Virginia corporation and a direct, wholly owned subsidiary of New Holdco, Montage Merger Sub 2, Inc. (“Merger Sub 2”), an Iowa corporation and a direct, wholly owned subsidiary of New Holdco, and Marigold. Any capitalized term used but not defined herein has the meaning given to such term in the Merger Agreement.

In rendering this opinion, we have reviewed (i) the registration statement on Form S-4 (File No. 333-208216) filed by New Holdco with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (the “Securities Act”) in connection with the Mergers (including the proxy statement/prospectus that forms a part thereof, and as amended or supplemented through the date hereof, the “Registration Statement”); (ii) the Merger Agreement; (iii) the factual statements and representations made by Marigold and by Montage, New Holdco, Merger Sub 1, and Merger Sub 2 in their respective representation letters (including all exhibits thereto, the “Tax Representation Letters”) delivered to us for purposes of this opinion; and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion.

In addition, we have assumed with your consent that (i) the Mergers will be consummated as described in the Registration Statement and in accordance with the provisions of the Merger Agreement, and none of the terms or conditions contained therein has been or will be modified in any respect relevant to this opinion; (ii) the representations and statements set forth in the Registration Statement, the Tax Representation Letters, the Merger Agreement, and the other documents referred to herein are, and at all relevant times will be, true, correct, and complete in all material respects; (iii) any representation or statement in the Registration Statement, the Tax Representation Letters, the Merger Agreement, or any other document referred to herein made “to the best knowledge and belief of” or similarly qualified is, and at all relevant times will be, true, correct, and complete without such qualification; (iv) no action has been, or will be, taken that is inconsistent with any representation or statement set forth in the Registration Statement, the Tax Representation Letters, the Merger Agreement, or any other document referred to herein; (v) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be, by the effective time of each relevant transaction) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof; and (vi) for U.S. federal income tax purposes, Montage, New Holdco, Merger Sub 1, Merger Sub 2, and Marigold will treat the First Merger and the Second Merger, taken together, as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended.

Meredith Corporation

January 7, 2016

Other than obtaining the representations and statements set forth in the Tax Representation Letters, we have not independently verified any factual matters in connection with, or apart from, our preparation of this opinion. Accordingly, our opinion does not take into account any matters not set forth herein that might have been disclosed by independent verification. In the course of preparing our opinion, nothing has come to our attention that would lead us to believe that any of the facts, representations, or other information on which we have relied in rendering our opinion is incorrect.

Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above and the qualifications set forth below, we hereby confirm our opinion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Mergers.”

This opinion expresses our views only as to the specific matter set forth above, and no opinion is expressed as to any other U.S. federal income tax issues, any issues under non-U.S., state, or local tax laws, or any issues under U.S. federal tax laws other than those pertaining to income taxes. Our opinion is based on U.S. federal income tax laws in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that this opinion, if contested, would be sustained by a court. Furthermore, the authorities on which we rely are subject to change, either prospectively or retroactively, and any such change, or any variation or difference in the facts from those on which we rely and assume as correct, as set forth above, might affect the conclusions stated herein. Nevertheless, we do not by rendering this opinion undertake any responsibility to advise you of any changes or new developments in U.S. federal income tax laws or the application or interpretation thereof.

We hereby consent to the filing of this opinion as an exhibit to, and to the reference to our firm in, the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the SEC.

Meredith Corporation

January 7, 2016

Very truly yours,

/s/ McDermott Will & Emery LLP

McDermott Will & Emery LLP